UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HCC INSURANCE HOLDINGS, INC.
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May 15, 2012

Dear HCC Stockholder:

Several weeks ago we sent you the proxy statement for the upcoming HCC Insurance Holdings, Inc. 2012 Annual Meeting of Stockholders, which will be held on May 23, 2012.  In the proxy statement, the Board of Directors recommends a vote FOR the advisory resolution to approve HCC’s executive compensation program (Item 2).

We were disappointed to learn that Institutional Shareholder Services Inc. (ISS) has recommended that its clients vote against Item 2.  In contrast, two other proxy advisory firms, Glass, Lewis & Co., Inc. and Egan-Jones Proxy Services, have recommended votes FOR Item 2.

The purpose of this letter is to explain why we believe that you should vote FOR Item 2.

HCC Has Eliminated Section 409A Indemnification Provisions

ISS criticized the Section 409A indemnification arrangements included in employment agreements with our Chief Executive Officer, John N. Molbeck, Jr., and President, Christopher J.B. Williams.  HCC’s Compensation Committee has consistently provided its senior executive officers with indemnification in case any taxes or penalties are imposed on them under Internal Revenue Code Section 409A.  This arrangement is different from other types of tax gross-up arrangements because (i) it is not triggered as a result of compensation exceeding a certain threshold, (ii) it would not arise if the compensation had been paid to our executives currently instead of being deferred, and (iii) it is highly unlikely to be triggered unless HCC fails to operate its deferred compensation programs in a way that satisfies Section 409A.  As stated in our proxy statement and noted by ISS, “the company has structured its compensation arrangements to minimize the possibility that employees will face taxes under Internal Revenue Code Section 409A.”  The Compensation Committee provided for these “tax gross-up” arrangements because of the numerous uncertainties concerning Section 409A and its application to HCC’s deferred compensation programs and because HCC mandates that its CEO and President defer certain amounts of their compensation through these programs.

HCC is aware of investor concern over tax gross-up arrangements related to golden parachute excise taxes under Section 280G of the Code and several years ago took action to positively address this issue.  Specifically, in 2009 the Compensation Committee adopted a policy providing that HCC would no longer enter into any new or materially amended agreements with executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control.  HCC has followed, and will continue to follow, this policy.

In order to avoid any concerns or misunderstanding over the Section 409A arrangements, on May 15, 2012, Mr. Molbeck and Mr. Williams voluntarily agreed to amend their employment agreements to eliminate the Section 409A indemnification arrangements.  In addition, the Compensation Committee has adopted a policy against including such provisions in any future employment agreements with any named executive officer.  We believe that these actions reinforce our commitment to a pay-for-performance philosophy in our compensation programs.

ISS Inappropriately Penalizes HCC for Our Succession Planning

ISS states (on page 11 of its report) that HCC’s “CEO pay is below-median and aligned with company performance on an absolute basis.”  Nevertheless, several pages later in the report ISS recommends a vote against our executive compensation arrangements based on “higher CEO pay relative to similar size peers, and the fact that the company is compensating two top executives.”  We disagree with ISS’s characterization of our compensation arrangements and succession planning.  In May 2011, as part of HCC’s succession planning strategy, HCC hired Mr. Williams as President.  Mr. Williams brings HCC over 30 years of industry experience, plus an entrepreneurial background that will serve HCC extremely well in the years to come.

HCC’s current management structure, with both a Chief Executive Officer and a President, is not new to the company.  In fact, Mr. Molbeck served as President and Chief Operating Officer of HCC from 2006 to 2009 while Frank Bramanti served as CEO.  During the prior year, Mr. Williams has been responsible for overseeing the operations of the company’s business segments.  At the same time, he has worked closely with Mr. Molbeck and made significant contributions to the strategic direction of the company.  Although, the President and the CEO have distinct responsibilities, we believe that the close working relationship of these positions is an effective and time tested method for ensuring successful leadership succession and will provide long-term benefits to HCC and its stockholders.

Mr. Williams’ salary and bonus opportunity is identical, in both structure and amount, to Mr. Molbeck’s compensation arrangements in 2008 and 2009, when he served as President and Chief Operating Officer and Mr. Bramanti served as CEO.  Although Mr. Williams’ total compensation as reported under Securities and Exchange Commission rules was significantly higher than Mr. Molbeck’s total compensation for 2011, over two-thirds of that compensation is attributable to a multi-year grant of restricted stock awarded in connection with Mr. Williams’ hire in May 2011.  In addition, 75% of that restricted stock is performance-based and will vest five years after the date of grant only if the HCC’s compound annual growth in book value per share equals or exceeds that of our peer group.

In order to further evidence its commitment to providing executive compensation that is transparent and that furthers the interests of stockholders, the Compensation Committee will not alter the amount of Mr. Williams’ salary or bonus opportunity for any period ending prior to Mr. Molbeck’s expected retirement in May 2013.  In addition, the company will not grant any additional equity awards (i) to Mr. Molbeck prior to his expected retirement in May 2013 or (ii) to Mr. Williams prior to the end of 2013.

We believe that our arrangements with Mr. Williams reflect our long-term pay-for-performance and succession planning objectives, and that it is inappropriate to characterize these arrangements as creating a misalignment between pay and performance.

HCC’s Annual Incentive Arrangements Are Performance-Based

Our cash performance awards provide an annual incentive that is closely tied to a number of HCC financial and individual performance criteria.  As a threshold matter, the amount payable to executives under our cash performance awards is dependent upon, and expressed as a percentage of, our pre-tax income.  Once those amounts are determined, the Compensation Committee can reduce the amount paid based on evaluation of our financial performance against pre-established budget goals and pre-established individual performance goals.  Under Section 162(m) of the Internal Revenue Code, Mr. Williams’ employment with HCC commenced too late in 2011 for him to qualify to participate in HCC’s performance-based annual cash incentive arrangement.  Nevertheless, the Compensation Committee applied the same performance-based analysis in determining whether Mr. Williams would be paid an annual bonus.  Likewise, Mr. Cook was not included in the performance-based cash incentive arrangement because his residence in the United Kingdom prevented the company from realizing the benefits of Section 162(m) with regards to his compensation.  As with Mr. Williams, Mr. Cook’s bonus was subjected to the same performance-based analysis as those of other named executive officers.  The substantial reduction of Mr. Cook’s bonus from $978,000 in 2010 to $400,000 in 2011 as a result of reduced profitability in our International business segment is evidence of this analysis.

Although the Compensation Committee does not apply a strict formula in determining whether and to what extent to reduce the amounts payable under the annual incentive program, we disagree with ISS’s characterization of the program as not sufficiently tied to performance.  The following chart illustrates a comparison of the annual cash performance award paid to HCC’s CEO for each of the last five years to HCC’s total shareholder return for the year and demonstrates the close alignment between our cash performance awards and company performance.

HCC’s 2011 Performance Was Strong

HCC’s performance in 2011 was strong.  In 2011, HCC achieved net earnings of $255 million even though we recognized $118 million of pretax net catastrophe losses.  Our combined ratio was 90.8% — an excellent result when compared to our peer companies, which averaged in excess of 100%.  In addition, we continued to manage our balance sheet, with after-tax losses from the 2011 catastrophes contained at 2.3% of our stockholders’ equity.  At year-end 2011, our debt to capital ratio was a low 12.7%, and our liquidity remained strong at approximately $900 million. HCC once again generated more than $400 million of cash flow from operations and paid $66 million in stockholder dividends.  HCC also returned more than $370 million to stockholders through share repurchases.

Moreover, our total investment assets increased $363 million in 2011 to $6.0 billion and remain high quality.  Our diversified $5.9 billion fixed income securities portfolio has an overall rating of AA.  In 2011, we realized net investment gains of $4 million and experienced only $5 million of other-than-temporary impairment (OTTI) credit losses, reflecting the limited credit risk in our fixed income securities portfolio in a more stable credit environment.  Recognizing the prolonged low-rate environment, we successfully maximized our investment returns in 2011 by maintaining the duration of the portfolio at five years and deploying more than $300 million in short-term funds into higher earning long-term investments.  Unlike many of our peers who may be forced to maintain lower durations in this environment, our strong cash flows and underwriting profitability continue to allow us to pursue this strategy.

In addition, in 2011, our GAAP return on equity (ROE) was a respectable 7.7%.  Book value per share was $31.62, reflecting strong growth of 10.3% over 1 year and 11.5% over 5 years, compared to an average of 5.0% and 8.2%, respectively, among the peer companies disclosed in our proxy statement.  The company has continued to have strong performance in 2012, reporting a combined ratio of 85.2%, ROE of 10.1% and growth in book value per share of 2.5% in the first quarter.

Conclusion

We believe that the discussion above and in the Compensation Discussion & Analysis in HCC’s proxy statement demonstrate that HCC’s Board and Compensation Committee is committed to maintaining a compensation program that has aligned executive compensation effectively with stockholder interests.  For these reasons, the Board of Directors urges you to vote FOR the advisory resolution to approve HCC’s executive compensation (Item 2).

Sincerely,

/s/ Judy C. Bozeman
Judy C. Bozeman
Chairperson, Compensation Committee

/s/ Robert A. Rosholt
Robert A. Rosholt
Chairman, Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR THE ADVISORY VOTE TO APPROVE
OUR EXECUTIVE COMPENSATION PROGRAM (ITEM 2)

*****

The information in this document may be used by employees of HCC to solicit proxies from HCC’s stockholders. HCC has also retained D.F. King & Co., Inc. to aid in the solicitation of stockholders for an estimated fee of $15,000, plus out-of-pocket expenses.